EXHIBIT 99

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces Second Quarter Results

Highlights:

•                  Orders increase by 17.8% for the second quarter compared to 2007, excluding foreign currency translation

•                  Total orders were $109.4 million for the quarter, up from $86.0 million in 2007

•                  The Company entered into a new five-year $100 million multi-currency secured credit facility

•                  Richard L. Simons was elected President, CEO and a member of the Board of Directors effective May 22, 2008

•                  The Company appointed Michael J. Hillock as Vice President of Sales and Marketing to lead its global marketing efforts

ELMIRA, N.Y. – August 7, 2008 – Hardinge Inc. (NASDAQ-GS: HDNG), a leading international provider of advanced material-cutting solutions, today reported net sales of $96.6 million for the second quarter of 2008, up 7.6% in comparison to $89.7 million for the second quarter of 2007. Year to date sales increased by 3.1% compared with 2007.

Net income for second quarter 2008 was $0.45 million, or $0.04 per diluted and basic share, compared to net income of $6.0 million, or $0.57 per diluted and basic share for the prior year. The Company had a net loss through June 30, 2008 of $0.28 million, or $0.02 per diluted and basic share, compared to net income of $11.3 million, or $1.18 per diluted share for the prior year.

Company results were negatively impacted by $1.9 million in severance costs, $0.3 million related to legal entity restructuring, and $0.3 million related to increased reserves for uncertain tax positions.  Excluding these items, net income for the three and six months ended June 30, 2008 was $2.9 million or $0.26 per diluted and basic share and $2.2 million or $0.19 per diluted and basic share, respectively.

“We are encouraged with the positive improvement in results compared to the past two quarters, but recognize additional improvements are necessary. We have also initiated a number of actions during the second quarter which better position Hardinge to compete in the global marketplace,” said Richard L. Simons, President and Chief Executive Officer. “We increased our financial strength and flexibility by entering into a new

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multi-currency credit facility which provides the ability to borrow in a variety of currencies and jurisdictions. With more than two-thirds of Company revenue originating outside of the US, our new credit facility enhances our ability to respond to global opportunities. Our global sales and operational diversity continues to provide good future prospects for our Company. In addition, we continue to adjust our product distribution channels and build our direct sales capabilities.”

Mr. Simons continued, “Our product offering, strong brand names, people, and global presence in manufacturing, engineering and distribution provide us with great opportunities going forward.  Our management team is committed to strengthening our business through the following action plans:

•                  Simplifying our operations in areas where we have become unnecessarily complex

•                  Focusing our resources on the most promising products, markets and projects

•                  Developing more disciplined processes to enhance the speed and efficiency of decision making

•                  Becoming a truly global company with employees and partners around the world working in the most collaborative way

•                  Intensifying our efforts to develop opportunities in China and other growth countries

We believe that concentration on these initiatives will allow us to make meaningful improvements in our long term financial performance.”

Orders for the second quarter of 2008 increased by $23.3 million, or 27.1%, to $109.4 million, compared to $86.0 million for the same period in 2007. The $109.4 million in orders represents the largest one-quarter total in Company history.  Foreign currency exchange rates favorably impacted new orders by approximately $8.0 million and $13.8 million for the three and six months ended June 30, 2008 compared to the same periods in 2007.

The following table summarizes orders by geographical region for the three and six months ended June 30, 2008 compared to the same periods in 2007:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	(U.S. dollars in thousands)
	2008	2007	% Change	2008	2007	% Change
Orders from Customers in:
North America	$31,761	$25,014	27.0%	$57,459	$59,009	(2.6)%
Europe	56,118	40,455	38.7%	99,466	85,808	15.9%
Asia & Other	21,478	20,539	4.6%	45,552	36,759	23.9%
	$109,357	$86,008	27.1%	$202,477	$181,576	11.5%

The increase in North American orders was due to a significant order for $6.0(1) million.

(1) Amount should be $2 million, not $6 million.  Refer to discussion under Item 2.02 of Form 8-K dated August 7, 2008

Excluding that individual order, performance was even with the prior year quarter. On a year to date basis, the 2.6% decline in orders can be attributed to the realignment of the company’s sales channels and the related time required to gain traction within the market place. With a softening in UK markets, European orders in the quarter were driven primarily by continued strong market demand in Continental Europe, especially orders for our grinding product lines.  Asia & Other orders increased by approximately $0.9 million or 4.6% in the second quarter of 2008 versus the same quarter in 2007.  This increase was driven by a double-digit percentage growth in China offset by declines in other parts of the region. On a year to date basis, orders increased primarily due to growth in China.

Net sales for the three months ended June 30, 2008 were $96.6 million; an increase of $6.9 million or 7.6% compared to $89.7 million for the three months ended June 30, 2007. Virtually all of the increase can be attributed to the translation of foreign subsidiary financial statements into US dollars. Net sales for the six months ended June 30, 2008 were $182.2 million; an increase of $5.5 million or 3.1% compared to the six months ended June 30, 2007. Excluding approximately $12.2 million sales increase due to translation, overall sales year to date declined by 3.8%.

The following table summarizes the Company’s sales by geographical region for the three and six month periods ended June 30, 2008 and 2007, respectively:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	(U.S. dollars in thousands)
	2008	2007	% Change	2008	2007	% Change
Sales to Customers in:
North America	$30,549	$32,813	(6.9)%	$59,105	$60,593	(2.5)%
Europe	44,753	38,381	16.6%	82,316	79,644	3.3%
Asia & Other	21,263	18,516	14.8%	40,743	36,439	11.8%
	$96,565	$89,710	7.6%	$182,164	$176,676	3.1%

The decrease in North American net sales for the quarter and year to date are primarily a result of the transition issues related to the development of a direct sales channel, and generally slow business conditions driven by declining consumer confidence. Net sales in Europe increased as a result of continued high levels of grinding product demand, stable demand in Europe for milling and turning products, and the favorable effects of foreign currency translation.  Net sales to customers in Asia & Other increased by $2.7 million or 14.8%. This was primarily driven by a 22.3% increase in China.

Gross profit for the second quarter was $30.3 million, an increase of 3.5% in comparison to $29.3 million for the prior year quarter. Gross profit year to date was $55.4 million down 3.2% in comparison to the prior year.  The increased gross profit is primarily due to the increased sales levels, and the strengthening of foreign currencies relative to the U.S. dollar; offset by increased product costs and lower capacity utilization in the US and Taiwan.  The gross margin percentage for the second quarter was 31.4% of net sales, a reduction of 120 basis points in comparison to 32.6% for the prior year quarter.

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Selling, general and administrative (SG&A) expenses were $28.0 million, or 29.0% of net sales for the three months ended June 30, 2008, an increase of $6.6 million or 31% compared to $21.4 million or 23.8% of net sales for the three months ended June 30, 2007.  The increase of $6.6 million is primarily attributable to: $1.9 million in severance costs in the US and UK, $0.3 million related to the legal entity restructuring of businesses in Europe and Asia, and $2.0 million resulting from the translation of foreign subsidiary financial statements in to US dollars. The balance was primarily a result of increased sales and marketing expenses for direct sales channels and trade show expenses incurred in the quarter. SG&A expenses were $51.4 million or 28.3% of net sales for the six months ended June 30, 2008, compared to $41.0 million or 23.2% of net sales for the six months ended June 30, 2007.  The $10.4 million increase on a year to date basis was a result of $2.2 million of one-time expenses recorded in the current quarter, $3.5 million impact of translating foreign subsidiary financial statements into US dollars, and increased sales and marketing expenses in the company’s direct sales channels.

The provision for income taxes was $1.6 million for the three and six months ended June 30, 2008, compared to $2.0 million and $4.4 million for the three and six months ended June 30, 2007.  The effective tax rate was 78.5% and 122.0% for the three and six months ended June 30, 2008, compared to 25.2% and 27.8% for same periods in 2007.  These differences are due to the mix of earnings by country, non-recognition of tax benefits for certain entities in a loss position for which a full valuation allowance has been recorded, the benefit of the completion of the qualifying hedge contract of $0.6 million, and an increase in the amount of reserves for uncertain tax benefits of $0.3 million.  The Company expects the 2008 effective tax rate to be in the range of 39% to 41% excluding discrete items, which would have a 1.5% unfavorable impact on the effective tax rate.

Multi-Currency Secured Credit Facility

The Company entered into a new five-year $100 million multi-currency secured credit facility on June 13, 2008, which replaced a secured credit facility due to mature January 2011 as well as several other credit facilities in place in our foreign subsidiaries. This new facility will allow the Company and its wholly owned subsidiaries to borrow in a variety of currencies and jurisdictions. The agreement provides for a revolving loan facility allowing for borrowing of up to $100.0 million.  At June 30, 2008, the Company has borrowed approximately $21.5 million on this facility.

Richard L. Simons Elected President and Chief Executive Officer

The Board of Directors of the Company elected Richard L. Simons President and Chief Executive Officer, and appointed him a director of the Company effective May 22, 2008. Mr. Simons, age 52, worked for Hardinge Inc. for 22 years and served as Executive Vice President and Chief Financial Officer, with operational responsibility for its Asian companies when he left the Company in 2005.  He served as a financial officer at Carpenter Technology Corporation (NYSE: CRS) for two and a half years before returning to Hardinge in March 2008.

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Michael J. Hillock Leads Global Sales and Marketing Efforts

The Company also announced the appointment of Michael J. Hillock as Vice President of Sales and Marketing in June 2008.  Mr. Hillock has more than 30 years of global sales experience, and has held senior level positions in the United States, the Asia Pacific Region and Europe. He is focused on enhancing the performance of the Company’s European and Asian sales operations.

Conference Call

The Company will host a conference call at 11:00 AM Eastern Time today to discuss second quarter results.  The call can be accessed live at 1-866-838-2057, or via the internet at http://videonewswire.com/event.asp?id=50196.  A recording of the call can be accessed from the “Investor Relations” section of the Company’s website, www.hardinge.com, where it will be posted for one year.  A recording of the call can also be accessed approximately one hour after its completion by dialing 1-888-284-7564, and entering the reference number: 236498.  This telephone recording will be available through the third quarter, ending September 30, 2008.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, material-cutting machines.  The Company’s products are distributed to most of the industrialized markets around the world and in 2007 approximately 66% of sales were from outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  Along with metalworking manufacturers which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China.  Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.”  For more information, please visit http://www.hardinge.com.

 This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets

Current assets:
Cash	$14,301	$16,003
Accounts receivable, net	68,826	71,228
Notes receivable, net	702	1,555
Inventories, net	165,537	158,617
Deferred income tax	1,106	1,032
Prepaid expenses	10,123	8,573
Total current assets	260,595	257,008

Property, plant and equipment:
Property, plant and equipment	188,114	180,427
Less accumulated depreciation	124,931	118,896
Net property, plant and equipment	63,183	61,531

Non-current assets:
Notes receivable, net	1,391	1,847
Deferred income taxes	296	306
Other intangible assets	11,540	11,927
Goodwill	24,979	22,841
Other long-term assets	9,180	6,368
	47,386	43,289

Total assets	$371,164	$361,828

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets - Continued

(In Thousands, Except Share Data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$24,788	$27,266
Notes payable to bank	—	2,801
Accrued expenses	31,128	26,873
Accrued income taxes	275	2,574
Deferred income taxes	2,525	2,375
Current portion of long-term debt	593	5,655
Total current liabilities	59,309	67,544

Other liabilities:
Long-term debt	25,650	19,363
Accrued pension expense	5,851	8,145
Deferred income taxes	4,808	4,361
Accrued postretirement benefits	1,983	2,199
Accrued income taxes	1,406	1,054
Other liabilities	5,066	4,017
	44,764	39,139

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; issued - none
Common stock, $.01 par value:
Authorized shares - 20,000,000;
Issued shares – 12,472,992 at June 30, 2008 and December 31, 2007	125	125
Additional paid-in capital	115,152	114,971
Retained earnings	127,408	128,838
Treasury shares – 1,039,768 at June 30, 2008 and 993,076 shares at December 31, 2007	(13,603)	(13,023)
Accumulated other comprehensive income	38,009	24,234
Total shareholders’ equity	267,091	255,145

Total liabilities and shareholders’ equity	$371,164	$361,828

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$96,565	$89,710	$182,164	$176,676
Cost of sales	66,255	60,423	126,726	119,409
Gross profit	30,310	29,287	55,438	57,267

Selling, general and administrative expenses	27,963	21,367	51,464	40,992
Other expense (income)	(68)	(733)	1,956	(1,366)
Income from operations	2,415	8,653	2,018	17,641

Interest expense	470	714	921	2,083
Interest (income)	(143)	(55)	(183)	(108)
Income before income taxes	2,088	7,994	1,280	15,666

Income taxes	1,640	2,011	1,562	4,358
Net income (loss)	$448	$5,983	$(282)	$11,308

Per share data:

Basic earnings (loss) per share:	$0.04	$0.57	$(0.02)	$1.19
Weighted average number of common shares outstanding (in thousands)	11,300	10,502	11,312	9,522

Diluted earnings (loss) per share:	$0.04	$0.57	$(0.02)	$1.18
Weighted average number of common shares outstanding (in thousands)	11,370	10,575	11,312	9,595

Cash dividends declared per share	$0.05	$0.05	$0.10	$0.10

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Six Months Ended
	June 30,
	2008	2007
	(Unaudited)	(Unaudited)

Operating activities
Net (loss) income	$(282)	$11,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,351	4,972
Provision for deferred income taxes	904	548
Gain on sale of asset	(23)	—
Unrealized intercompany foreign currency transaction loss (gain)	1,673	(1,188)
Changes in operating assets and liabilities:
Accounts receivable	5,257	(491)
Notes receivable	1,357	1,877
Inventories	(561)	(19,022)
Prepaids/other assets	(1,914)	1,092
Accounts payable	(2,819)	512
Accrued expenses	(5,296)	2,763
Accrued postretirement benefits	(216)	(215)
Net cash provided by operating activities	3,431	2,156

Investing activities
Capital expenditures	(2,514)	(1,524)
Proceeds from sale of asset	60	—
Purchase of Canadian entity net of cash acquired	—	(232)
Net cash (used in) investing activities	(2,454)	(1,756)

Financing activities
(Decrease) in short-term notes payable to bank	(2,800)	(205)
Increase (decrease) in long-term debt	910	(52,134)
Net Proceeds from issuance of common stock	—	55,946
Net (purchases) sales of treasury stock	(589)	62
Dividends paid	(1,148)	(1,017)
Net cash (used in) provided by financing activities	(3,627)	2,652

Effect of exchange rate changes on cash	948	148
Net (decrease) increase in cash	(1,702)	3,200

Cash at beginning of period	16,003	6,762

Cash at end of period	$14,301	$9,962